PolarityTE Announces Clinical Data from Two Studies Showing 12-Week Closure of Difficult-to-Treat Lower Extremity Chronic Wounds Using SkinTE

SALT LAKE CITY, May 10, 2019 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, announced today data from two pilot studies on the use of its SkinTE™ product both showing successful closure of diabetic foot ulcers (DFUs) and venous stasis leg ulcers (VLUs) within a 12-week period. The cases involved patients with lower extremity chronic wounds that were difficult to treat or had failed to heal with standard dressing care and conventional treatments, using a single application of SkinTE.

The data from each of the clinical case series was presented yesterday at the Symposium on Advanced Wound Care (SAWC) spring conference in San Antonio, TX. SkinTE is a first-of-its-kind autologous, homologous human cellular and tissue-based product designed to regenerate full-thickness, functional skin for the repair, reconstruction and replacement of a patient’s own skin.

The first study included wound closure rates for 11 DFU patients with Wagner 1 and Wagner 2 wounds. The second study included wound closure rates for five VLU patients. All patients had wounds resistant to standard dressing care. The chronic wounds in 10 of the 11 patients with DFUs and all five VLU patients demonstrated granulation, progressive epithelialization and closure within 12 weeks following a single application of SkinTE. The wounds remained closed, with no adverse events, during follow-up visits at least 14 weeks post initial SkinTE application. One DFU patient required treatment due to a non-related infection stemming from prior hardware in their foot, which required removal of the product before wound closure was achieved.

“Chronic lower extremity wounds, including DFUs and VLUs, represent an increasing and challenging burden on the health care system,” said Nikolai Sopko, MD, PhD, Chief Scientific Officer of PolarityTE. “Even when combined with advanced wound therapy, they are often some of the most difficult wounds to treat using the standard of care. Consequently, these studies are important in establishing SkinTE as a treatment option for patients with chronic wounds that don’t respond well to current treatment standards.”

“The pilot studies mirror the results we have seen from use of SkinTE by early adopters in our staged market release. We look forward to reporting on additional data related to these studies in the coming months,” said Dr. Sopko.

The studies are pilots for two multi-center, randomized controlled clinical trials evaluating SkinTE for DFUs and VLUs that the Company previously announced. Those clinical trials are currently enrolling patients. For additional information on PolarityTE’s clinical trials, visit: clinicaltrials.gov (identifiers: NCT03881254 and NCT03881267).

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient's own tissue and uses the patient's own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE's innovative method is intended to promote and accelerate growth of the patient's tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE™

SkinTE is a human cellular and tissue-based product derived from a patient's own skin intended for the repair, reconstruction, and replacement of skin tissue.

SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products. SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory. SkinTE is marketed as an HCT/P regulated by the FDA solely under Section 361 of the Public Health Service Act and 21 CFR 1271.

Forward Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as "believes," "may," "expects," "anticipates," "intend," "plan," "will," "would," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF, WELCOME TO THE SHIFT and SKINTE are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

Jenna Mathis

PolarityTE, Inc.

JennaMathis@polarityTE.com

1-800-656-6194